Exhibit 99.1

Schneider National, Inc. Announces Closing of Initial Public Offering

Green Bay, Wis. (April 11, 2017) – Schneider National, Inc. (“Schneider” or the “Company”) announced today that it has closed its initial public offering of 28,947,000 shares of its Class B common stock at an initial public offering price of $19.00 per share. Schneider sold 16,842,000 shares and the selling shareholders named in the registration statement sold 12,105,000 shares. Total net proceeds to Schneider from the offering, after deducting discounts and commissions but before expenses, were approximately $288.4 million. Schneider’s Class B common stock began trading on the New York Stock Exchange under the symbol “SNDR” on April 6, 2017.

Schneider has granted the underwriters a 30-day option to purchase up to an additional 4,342,000 shares of Class B common stock at the initial offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

Morgan Stanley, UBS Investment Bank and BofA Merrill Lynch acted as joint book-running managers and representatives of the underwriters for the offering. Citigroup, Credit Suisse, J.P. Morgan and Wells Fargo Securities also acted as joint book-running managers; and Baird and Wolfe Capital Markets and Advisory acted as co-managers for the offering.

The offering of these securities was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from: Morgan Stanley & Co. LLC, 180 Varick Street, Second Floor, New York, NY 10014, Attention: Prospectus Department; UBS Securities LLC, 1285 Avenue of the Americas, New York, NY 10019, Attention: Prospectus Department, or by telephone at (888) 827-7275; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, Third Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com.

A registration statement on Form S-1 relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Schneider

Schneider is a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operating one of the largest for-hire trucking fleets in North America.

Special Note Regarding Forward-Looking Statements

This news release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable federal securities laws. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, acquisitions of tractors, the outlook for fleet utilization and shipping rates, general industry conditions, future operating results of the Company’s fleet, capital expenditures, expansion and growth opportunities, business strategy, ability to pay dividends and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this news release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, the risk factors described in the Company’s registration statement filed with the SEC related to this offering.

Source: Schneider SNDR

Investor Relations Media Contact:

Schneider National, Inc.
Pat Costello
(920) 592-SNDR investor@schneider.com